Exhibit 99.(d)(1)

Aluminum Corporation of China
No. 62 North Xizhimen Street
100082 Beijing. China

Dear Sirs:

Re:  Peru Copper Inc.

We understand that you intend to make an Offer to acquire all of the outstanding common shares of Peru Copper Inc. (“PCI”) for cash consideration of Cdn. $6.60 per share. The undersigned acknowledges that we will tender the shares of PCI beneficially owned by us (as outlined in Schedule A attached hereto) to the Offer. Notwithstanding the foregoing, in the event a third party proposes a transaction (a “Competing Offer”) to all shareholders of PCI pursuant to which it will acquire shares of PCI and the value of the consideration per share offered under such Competing Offer is, in our opinion greater than the value of the consideration per share payable pursuant to the Offer, we reserve the right to tender to the Competing Offer.

Per:	/s/ George R. Ireland

George R. Ireland

Managing Member, CEO, CIO

Geologic Resource Partners, LLC

Schedule A – Ownership of Securities

Name of Registered Owner	Number and Class of Securities

Goldman Sachs Inc. f/b/o Geologic Resource Fund Ltd.

Shareholder’s Owned Shares:
Name of Shareholder	923,428 Common Shares

n/a	Options with respect to Shareholder’s
Name of Holder of Options	Option Shares: Common Shares

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Schedule A – Ownership of Securities

Name of Registered Owner	Number and Class of Securities

Goldman Sachs Inc. f/b/o Geologic Resource Fund L.P.	Shareholder’s Owned Shares: 327,272 Common Shares

Name of Shareholder

n/a	Options will respect to Shareholder’s
Name of Holder of Options	Option Shares: n/a Common Shares

17